EXHIBIT 99

e.spire COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
YEAR TO DATE - MARCH 31, 1999
($'s in thousands)

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                         Networks          Networks        Networks      Networks
                          Placed            Placed          Placed        Placed
                        in Service       in Service       in Service     in Service
                      Prior to 12/31/95   During 1996     During 1997    During 1998
                      ----------------------------------------------------------------
Property, Plant &          $ 173,295        $ 123,996        $ 166,774    $  45,383
Equipment

Revenues                   $  13,697        $   8,725        $   8,882    $   1,550

EBITDA                     $   5,109        $     196        $  (1,405)   $  (2,638)

EBIT                       $   2,812        $  (1,647)       $  (3,618)   $  (3,318)

Network Statistics (cumulative)
    Access Lines
      Installed                43,114          24,045           58,479        9,496
    Fiber Miles                45,119          40,085           47,482       24,528
    Route Miles                   759             460              410          152
    Buildings
      Connected                 1,647             684              890           10
    Voice Grade
      Equivalents             654,527         387,949          306,699        1,803


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